Exhibit 10.11

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of March 31, 2011, by and among, Nexeo Solutions, LLC, a Delaware limited liability company (together with its direct and indirect subsidiaries and any successor, the “Company”), and TPG Capital, L.P. (the “Manager”).

WHEREAS, the Company wishes to retain the Manager to provide certain management and advisory services to the Company, and the Manager is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement (the “Term”), it will provide to the Company, to the extent appropriate and requested by the Company, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Company, including, without limitation:

(a) advice in connection with the negotiation of agreements and other documents and the consummation of transactions contemplated thereby necessary to secure financing arrangements for the benefit of the Company on terms and conditions satisfactory to the Company;

(b) advice in connection with acquisition, disposition and change of control transactions involving the Company;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company; and

(d) such other services (which may include, but shall not be limited to, financial, strategic planning and analysis, consulting, human resources and executive recruitment services) as the Manager and the Company may from time to time agree in writing.

The Manager or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager or the Manager Designees on a weekly, monthly, annual or other basis. The Company acknowledges that none of the services to be provided by the Manager are exclusive to the Company and that the Manager and the Manager Designees may render similar services to other persons and entities. The Manager and the Company understand that the Company may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager and the Manager Designees under this Agreement. In providing services to the Company, the Manager and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) Upon execution of this Agreement on the date hereof, the Company will pay to the Manager (or any of its designated affiliates) an aggregate transaction fee equal to $15,000,000 (fifteen million dollars) (the “Transaction Fee”).

(b) During the Term, the Company, will pay to the Manager (or any of its designated affiliates), in each case as compensation for the services provided by the Manager or the Manager Designees under this Agreement, the following management fees (collectively, the “Management Fees”): (i) $750,000 (seven hundred and fifty thousand dollars) per fiscal quarter (the “Minimum Fee”), payable in advance on the first day of each calendar quarter and (ii) an amount, which shall never be less than zero, equal to (x) 2% (two percent) of the Company’s Adjusted EBITDA for the immediately preceding fiscal quarter minus (y) the Minimum Fee for such quarter (the “Percentage Fee”). The Percentage Fee shall be payable by the Company as soon as practicable following the determination of Adjusted EBITDA for the immediately preceding calendar quarter. “Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company and its consolidated subsidiaries (excluding nonrecurring gains and losses) set forth on the Company’s statement of earnings with additional adjustments as the Manager may approve. The Management Fees shall be payable in full for any calendar quarter during which this Agreement was in effect for any portion thereof and shall not be refundable in whole or in part.

(c) During the Term, the Manager or the Manager Designees may advise the Company in connection with financing, acquisition, disposition and change of control transactions involving the Company (however structured), and the Company will pay to the Manager (or any of its designated affiliates) an aggregate fee (the “ Subsequent Fee”) in connection with each such transaction as mutually agreed between the Manager and the Company, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) The parties hereto acknowledge and agree that an objective of the Company is to maximize value for its direct and indirect equity holders, which may include the consummation of an initial registered public offering of the equity securities or equity interests of the Company or its successors (an “IPO”) or the sale of the Company or its successors (through merger or otherwise) or a sale of all or substantially all of the assets of the Company or its successors (any such sale transaction, a “Sale”). The services provided to the Company by the Manager and the Manager Designees will help to facilitate the consummation of an IPO or Sale should the Company determine to pursue such a transaction. In the event an IPO or Sale is consummated, the Company will pay to the Manager (or any of its designated affiliates) in cash on the date of consummation of such IPO or Sale (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to the Management Fees in respect of the most recent four consecutive calendar quarters multiplied by three (3).

(e) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts as the Manager may specify to the Company in writing prior to such payment. In the event of an IPO or Sale that includes non-cash consideration, the Manager may elect for it or its designee to receive all or any portion of its respective fee in the form of such non-cash consideration, valued at the sale price.

3. Deferral. Any fee that would have been payable to the Manager (or its designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Company (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect unless terminated by the Manager; provided that the termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Company will pay the Manager (or its designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Management Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Success Fees (pursuant to Section 2(d) above), Deferred Fees (pursuant to Section 3 above) and expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. This Section 4 and Section 5, Section 6, Section 9, Section 10, Section 11 and Section 12 and Section 13 will survive termination of this Agreement.

5. Expenses; Indemnification.

(a) Expenses. The Company, will pay to the Manager (or its designees) on demand all Reimbursable Expenses incurred by the Manager (or its designees). “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred prior to or following the consummation of the transactions contemplated by the Agreement of Purchase and Sale, dated as of November 5, 2010 (the “Purchase Agreement”), by and among Ashland Inc., a Kentucky corporation, and the Company (the “Transaction”) in respect of the services provided by the Manager, its affiliates or the Manager Designees to the Company or any of its affiliates (other than to portfolio companies of the Manager or the Manager’s affiliated investment vehicles) from time to time, (ii) all out-of-pocket legal expenses incurred by the Manager, its affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Purchase Agreement or any related documents or instruments, whether incurred prior to or following the date of this Agreement; and (iii) all expenses incurred by the Manager, its affiliates or the Manager Designees that are properly allocable to the Company under this Agreement, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Company will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Formation Agreement, any transaction to which the Company is a party or any other circumstances with respect to the Company or (ii) operations of, or services provided by the Manager or the Manager Designees to, the Company, or any of its affiliates (other than to portfolio companies of the Manager or the Manager’s affiliated investment vehicles) from time to time (including but not limited to any Indemnitee to or on behalf of the Company, or any of its accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. In no event will the Manager, the Manager Designees or Indemnitees be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager, the Manager Designees or Indemnitees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. The Manager, the Manager Designees and their respective Indemnitees will have the right: (i) to directly or indirectly engage in any business, (ii) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (iii) to take any other action that the Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations, and (iv) except as set forth in Section 8.12 of the Amended and Restated Limited Liability Company Agreement of Nexeo Solutions Holdings, LLC, dated as of March 31, 2011, not to present potential transactions, matters or business opportunities to the Company or any of its affiliates or subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another Person.

(c) Limitation of Liability. In no event will the Manager, a Manager Designee or any of their respective Indemnitees be liable to the Company or any of its affiliates for any punitive, exemplary, indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Manager or a Manager Designee hereunder.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and the Company; provided that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Company. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

8. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, to:

Nexeo Solutions, LLC

5200 Blazer Parkway

Dublin, Ohio 43017

Attention: Chief Executive Officer

Telephone: 614.790.6469

Fax: 859.357.5546

If to the Manager, to:

TPG Capital, L.P

c/o Texas Pacific Group

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Ron Cami, TPG General Counsel

Telephone: 415.743.1532

Fax: 415.438.1349

with a copy (which will not constitute notice) to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Attn: Keith R. Fullenweider

Telephone: 713.758.2222

Fax: 713.615.5085

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

9. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event the Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Manager will inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries entitled to enforce such provisions against the Company.

10. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY DELAWARE STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE STATE OF DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

15. Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

16. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

17. Publicity and Confidentiality. Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated herein and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Manager, unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and the Manager shall be free to disclose such information) for disclosures to the Manager’s partners, members, advisors, employees, agents, accountants or attorneys, so long as such persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 17.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

[Signature Pages to Follow]

COMPANY: NEXEO SOLUTIONS, LLC

By:	/s/ Michael B. Farnell, Jr.
Name: Michael B. Farnell, Jr. Title: Vice President

MANAGER: TPG CAPITAL, L.P.

By:	TPG Capital Advisors, LLC, its General Partner

By:	/s/ Ronald Cami
Name: Ronald Cami Title: Vice President

SIGNATURE PAGE TO MANAGEMENT SERVICES AGREEMENT